EXHIBIT 18.1

The Board of Directors
Bally Total Fitness Holding Corporation

The Notes to the condensed consolidated financial statements of Bally Total Fitness Holding Corporation included in its Form 10-Q for the period ended June 30, 2003 describe a change in the method of accounting related to the recognition of recoveries of unpaid dues under inactive membership contracts from accrual-based estimations to a cash basis of recognition. We conclude that such change in the method of accounting is to an acceptable alternative method which, based on your business judgment to make this change and for the stated reason, is preferable in your circumstances. We have not conducted an audit in accordance with generally accepted auditing standards of any financial statements of the Company as of any date or for any period subsequent to December 31, 2002, and therefore we do not express any opinion on any financial statements of Bally Total Fitness Holding Corporation subsequent to that date.

Very truly yours,

Ernst & Young LLP
Chicago, Illinois
August 12, 2003